THE INTEGRITY FUNDS

MANAGEMENT FEE WAIVER and EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, effective commencing on November 30, 2021 between Viking Fund Management, LLC, (the “Adviser”) and The Integrity Funds (the “Trust”) on behalf of each series of the Trust (each a “Fund” or collectively, “the Funds”).

WHEREAS, the Trust currently retains the Adviser to render investment advisory services to the Funds, and the Adviser is willing to furnish such services to the Funds;

NOW THEREFORE, in consideration of the promises and mutual covenants contained in the Investment Advisory Agreement between the parties and herein, it is agreed between the Funds and the Adviser that the Adviser agrees to waive its management fee and reimburse expenses, other than taxes, brokerage fees, commissions, extraordinary or non-recurring expenses and acquired fund fees and expenses with respect to:

1.

The Integrity Mid-North American Resources Fund through November 29, 2022, so that Net Annual Operating Expenses of the Fund do not exceed 1.50% for Class A shares, 2.00% for Class C shares, and 1.00% for Class I shares.

2.

The Integrity ESG Growth & Income Fund through November 29, 2022, so that Net Annual Operating Expenses of the Fund do not exceed 1.24% for Class A shares, 1.99% for Class C shares, and 0.99% for Class I shares.

3.

The Integrity High Income Fund through November 29, 2022, so that Net Annual Operating Expenses of the Fund do not exceed 0.99% for Class A shares, 1.74% for Class C shares, and 0.74% for Class I shares.

4.

The Integrity Dividend Harvest Fund through November 29, 2022, so that Net Annual Operating Expenses of the Fund do not exceed 0.95% for Class A shares, 1.70% for Class C shares, and 0.70% for Class I shares.

5.	The Integrity Short Term Government through November 29, 2022, so that Net Annual Operating Expenses of the Fund do not exceed 0.80% for Class A shares, and 0.55% for Class I shares.

FURTHERMORE, under this expense limitation agreement, the Adviser is entitled to recoup such amounts waived or reimbursed for a period of up to three years from the date on which the Adviser waived fees or reimbursed expenses for the Fund. The Fund will make repayments to the Adviser only if such repayment does not cause the annual Fund operating expenses (after the repayment is taken into account) to exceed both (1) the expense limitation in place when such amounts were waived and (2) the Fund’s current expense limitation. Amounts waived or reimbursed by the Adviser prior to November 28, 2018 (January 18, 2020 with respect to the Integrity Short Term Government Fund) are not eligible for repayment.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of November 30, 2021.

THE INTEGRITY FUNDS			VIKING FUND MANAGEMENT, LLC

By:	/s/	Shannon D. Radke	By:	/s/	Shannon D. Radke
		President			President